PRESS RELEASE

FOR IMMEDIATE RELEASE	Contacts:
October 31, 2012	Patrick L. Alexander
President and Chief Executive Officer
Mark A. Herpich
Chief Financial Officer
(785) 565-2000

Landmark Bancorp, Inc. Announces Results for the Third Quarter of 2012

Declares Cash Dividend of $0.19 per Share and 5% Stock Dividend for Landmark Stockholders

(Manhattan, KS, October 31, 2012) – Landmark Bancorp, Inc. (Nasdaq: LARK), a bank holding company serving 17 communities across Kansas, reported net earnings of $1.2 million ($0.43 per diluted share) for the quarter ended September 30, 2012, compared to $1.5 million ($0.54 per diluted share) for the third quarter of 2011. For the nine months ended September 30, 2012, Landmark reported net earnings of $4.8 million ($1.70 per diluted share), up 49.0% from $3.2 million ($1.15 per diluted share) in the same period of 2011. Management will host a conference call to discuss these results on Thursday, November 1, 2012, at 10:00 a.m. (CT). Investors may participate via telephone by dialing (877) 317-6789. A replay of the call will be available through December 3, 2012, by dialing (877) 344-7529 and using conference number 10019804.

Our Board of Directors declared a cash dividend of $0.19 per share, to be paid November 26, 2012, to common stockholders of record on November 14, 2012. The Board of Directors also declared a 5% stock dividend issuable December 17, 2012, to common stockholders of record on December 3, 2012. This is the 12th consecutive year that the Board has declared a 5% stock dividend.

Patrick L. Alexander, President and Chief Executive Officer, commented: “While net earnings for the third quarter of 2012 declined by $284,000 due to a $500,000 increase in our provision for loan losses primarily relating to a land development loan that we placed on non-accrual status during the third quarter of 2012, year-to-date net earnings increased $1.6 million to $4.8 million compared to 2011. Non-interest income remains very strong. Origination and sale volumes of one-to-four family mortgage loans remain at a high level as low mortgage rates continue to cause consumers to refinance. Our gains on sales of loans more than doubled during the first nine months of 2012 and nearly doubled in the third quarter of 2012 as compared to the same periods of 2011. Fee income also has continued to advance. Loan demand generally remains soft, while our focus on asset quality continues to keep problem assets at very manageable levels. During the first nine months of 2012, Landmark increased assets and deposits through both organic growth as well as the acquisition of The Wellsville Bank, which was completed on April 1, 2012. While it is difficult to forecast future events, we believe our strong capital position and risk management practices position us well for future growth in assets and earnings.”

Third Quarter Financial Highlights

Net interest income remained relatively stable at $4.5 million for the quarters ended September 30, 2012 and 2011. Net interest income was impacted by our net interest margin, on a tax equivalent basis, declining from 3.77% during the third quarter of 2011 to 3.35% during the third quarter of 2012. The lower net interest margin was offset by our average interest-earning assets increasing from $514.5 million during the third quarter of 2011 to $578.2 million during the third quarter of 2012. Our average interest-earning asset balances increased primarily as a result of the acquisition of The Wellsville Bank and the increases in our balances of investment securities and cash and cash equivalents due to organic growth in our deposit balances. Our net interest margin declined as the yields on our investment securities and cash and cash equivalents are typically lower than those earned on loans. The provision for loan losses increased from $500,000 in the third quarter of 2011 to $1.0 million in the third quarter of 2012 as non-accrual loans increased, primarily related to a $3.3 million land development loan placed on non-accrual during the quarter.

Total non-interest income increased $834,000, or 35.0%, to $3.2 million in the third quarter of 2012, primarily the result of a $785,000 increase in gains on sales of loans, as more loans were sold in the secondary market compared to a year earlier. Fees and service charges also increased $89,000 in the quarter.

No gains or losses on sales of investment securities were realized during the third quarter of 2012. During the prior-year quarter, we recognized $186,000 in gains, partially offset by $19,000 of other-than-temporary impairment losses.

Non-interest expense increased $595,000, or 12.7%, to $5.3 million for the third quarter of 2012 compared to a year earlier. The increase was primarily the result of increases of $291,000 in amortization, $122,000 in professional fees and $119,000 in compensation and benefits. The increase in our amortization expense was primarily associated with recording a $212,000 valuation allowance against our mortgage servicing rights as a decline in mortgage rates decreased the estimated fair value of these assets. Additionally, The Wellsville Bank acquisition contributed to some of the increases in non-interest expense experienced during the third quarter of 2012. During the third quarter of 2012, we recorded income tax expense of $267,000, an effective tax rate of 18.1%, compared to income tax expense of $437,000, an effective tax rate of 22.7%, in the same period of 2011. The decrease in effective tax rate was the result of lower earnings before income taxes, while tax-exempt income remained relatively stable between the periods.

Year-to-Date Financial Highlights

Net interest income was $13.7 million for the first nine months of 2012, an increase of $331,000, or 2.5%, compared to 2011. Our average interest-earning assets increased from $507.9 million during the first nine months of 2011 to $564.4 million during the same period of 2012. Net interest margin, on a tax equivalent basis, decreased from 3.79% during the first nine months of 2011 to 3.49% during the same period of 2012, primarily as a result of holding higher levels of investment securities and cash and cash equivalents. The provision for loan losses was $1.6 million during the first nine months of both 2012 and 2011.

Total non-interest income was $8.9 million for the first nine months of 2012, an increase of $2.4 million, or 36.6%, from the same period in 2011, primarily the result of a $2.3 million increase in gains on sales of loans from increased volume. Fees and service charges also increased on a year-to-date comparable basis by $226,000.

During the first nine months of 2012, we recognized $359,000 in gains on sales of investment securities compared to $186,000 in the same period of 2011. Partially offsetting the gains on sales of investment securities were other-than-temporary impairment losses of $63,000 and $19,000 for the nine months ended September 30, 2012 and 2011, respectively.

Non-interest expense increased $396,000, or 2.7%, to $15.1 million for the first nine months of 2012 compared to the prior year period. The increase in non-interest expense was primarily the result of increases of $356,000 in amortization expense and $256,000 in compensation and benefits. Partially offsetting those increases was a decline of $342,000 in professional fees. Additionally, The Wellsville Bank acquisition contributed to some of the increases in non-interest expense experienced during 2012. During the nine months ended September 30, 2012, we recorded income tax expense of $1.5 million, an effective tax rate of 23.6%, compared to income tax expense of $573,000, an effective tax rate of 15.2%, in the same period of 2011. The increase in effective tax rate was the result of higher earnings before income taxes, while tax-exempt income remained relatively stable between the periods.

Balance Sheet Highlights

Total assets increased 7.7% to $644.2 million at September 30, 2012, from $598.2 million at December 31, 2011, primarily reflecting the acquisition of The Wellsville Bank, which closed on April 1, 2012. Stockholders’ equity increased 6.4% to $62.9 million (book value of $22.61 per share) at September 30, 2012, from $59.1 million (book value of $21.24 per share) at December 31, 2011. The ratio of equity to total assets decreased to 9.77% at September 30, 2012, from 9.88% at December 31, 2011, and our ratio of tangible equity to tangible assets decreased to 7.57% from 7.59% for the same periods. Net loans decreased 0.9% to $307.3 million at September 30, 2012, compared to $310.1 million at December 31, 2011, as loan demand remained soft. Our investment securities increased 19.5% from $204.9 million at December 31, 2011, to $244.7 million at September 30, 2012, as we purchased investment securities with excess liquidity.

At September 30, 2012, the allowance for loan losses was $6.2 million, or 1.97% of gross loans outstanding, compared to $4.7 million, or 1.50% of gross loans outstanding, at December 31, 2011. Non-performing loans increased to $4.6 million, or 1.46% of gross loans, at September 30, 2012, from $1.4 million, or 0.45% of gross loans, at December 31, 2011. The increase in non-accrual loans was principally associated with a $3.3 million land loan which was classified as non-accrual and impaired during the third quarter of 2012 after an updated appraisal indicated a significant decline in the value of the collateral securing the loan. We recorded net loan charge-offs of $140,000 during the first nine months of 2012 compared to net loan charge-offs of $2.2 million during the same period of 2011.

About Landmark

Landmark Bancorp, Inc., the holding company for Landmark National Bank, is listed on the NASDAQ Global Market under the symbol “LARK.” Headquartered in Manhattan, Kansas, Landmark National Bank is a community banking organization dedicated to providing quality financial and banking services. Landmark National Bank has 22 locations in 17 communities across Kansas: Manhattan (2), Auburn, Dodge City (2), Fort Scott, Garden City, Great Bend (2), Hoisington, Junction City, LaCrosse, Lawrence (2), Louisburg, Osage City, Osawatomie, Paola, Topeka (2), Wamego and Wellsville, Kansas. Visit www.banklandmark.com for more information.

Special Note Concerning Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of Landmark Bancorp, Inc (the “Company”). Forward-looking statements, which may be based upon beliefs, expectations and assumptions of our management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. Additionally, all statements in this press release, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events. A number of factors, many of which are beyond our ability to control or predict, could cause actual results to differ materially from those in our forward-looking statements. These factors include, among others, the following: (i) the strength of the local and national economy; (ii) changes in state and federal laws, regulations and governmental policies concerning our general business (including the Dodd-Frank Wall Street Reform and Consumer Protection Act and the rules and regulations promulgated thereunder, as well as the rules recently jointly proposed by the federal bank regulatory agencies to implement Basel III; (iii) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (iv) changes in interest rates and prepayment rates of our assets; (v) increased competition in the financial services sector and the inability to attract new customers; (vi)  the economic impact of armed conflict or terrorist acts involving the United States; (vii) the loss of key executives or employees; (viii) changes in consumer spending; (ix) unexpected outcomes of existing or new litigation; (x) changes in accounting policies and practices; (xi) ability to manage credit risk, forecast loan losses and maintain an adequate allowance for loan losses; (xii) declines in the value of our investment portfolio; (xiii) the ability to raise additional capital; and (xiv) declines in real estate values. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Additional information concerning Landmark Bancorp, Inc. and its business, including additional factors that could materially affect the Company’s financial results, is included in our filings with the Securities and Exchange Commission.

Financial Highlights

(Dollars in thousands)

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited):

	September 30,	December 31,	September 30,
	2012	2011	2011
ASSETS:
Cash and cash equivalents	$23,117	$17,501	$15,167
Investment securities	244,745	204,885	193,234
Loans, net	307,292	310,081	307,059
Loans held for sale	9,767	9,754	8,590
Premises and equipment, net	15,106	14,692	14,807
Bank owned life insurance	16,548	16,163	16,015
Goodwill	13,075	12,894	12,894
Other intangible assets, net	2,266	1,923	1,875
Other assets	12,302	10,347	10,567
TOTAL ASSETS	$644,218	$598,240	$580,208

LIABILITIES AND STOCKHOLDERS' EQUITY:
Deposits	$514,820	$454,134	$451,229
Federal Home Loan Bank and other borrowings	59,031	76,597	63,010
Other liabilities	7,446	8,389	7,949
Total liabilities	581,297	539,120	522,188
Stockholders' equity	62,921	59,120	58,020
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$644,218	$598,240	$580,208

LOANS (unaudited):

One-to-four family residential real estate	$82,457	$79,108	$78,704
Construction and land	24,619	21,672	22,107
Commercial real estate	90,163	93,786	94,132
Commercial	59,360	57,006	53,209
Agriculture	32,927	39,052	42,277
Municipal	10,065	10,366	7,274
Consumer	13,563	13,584	13,446
Net deferred loan costs and loans in process	305	214	233
Allowance for loan losses	(6,167)	(4,707)	(4,323)
Loans, net	$307,292	$310,081	$307,059

NON-PERFORMING ASSETS (unaudited):

Non-accrual loans	$4,577	$1,419	$863
Accruing loans over 90 days past due	-	-	-
Non-performing investment securities	1,024	1,104	1,109
Real estate owned	2,584	2,264	2,749
Total non-performing assets	$8,185	$4,787	$4,721

RATIOS (unaudited):

Loans 30-89 days delinquent and still accruing to gross loans outstanding	0.94%	0.71%	1.13%
Total non-performing loans to gross loans outstanding	1.46%	0.45%	0.28%
Total non-performing assets to total assets	1.27%	0.80%	0.81%
Allowance for loan losses to gross loans outstanding	1.97%	1.50%	1.39%
Allowance for loan losses to total non-performing loans	134.74%	331.71%	500.93%
Equity to total assets	9.77%	9.88%	10.00%
Tangible equity to tangible assets (1)	7.57%	7.59%	7.65%
Book value per share (2)	$22.61	$21.24	$20.87

(1) Tangible equity to tangible assets ratio is calculated as stockholders' equity reduced by goodwill and other intangible assets, net divided by total assets reduced by goodwill and other intangible assets, net.

(2) Per share values at or for the periods ended September 30, 2011 have been adjusted to give effect to the 5% stock dividend paid during December 2011.

Financial Highlights (continued)

(Dollars in thousands, except per share data)

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (unaudited):

	Three months ended September 30,		Nine months ended September 30,
	2012	2011	2012	2011
Interest income:
Loans	$4,129	$4,374	$12,667	$13,121
Investment securities and other	1,360	1,317	4,082	3,838
Total interest income	5,489	5,691	16,749	16,959

Interest expense:
Deposits	525	669	1,692	2,132
Borrowed funds	439	471	1,326	1,427
Total interest expense	964	1,140	3,018	3,559

Net interest income	4,525	4,551	13,731	13,400
Provision for loan losses	1,000	500	1,600	1,600
Net interest income after provision for loan losses	3,525	4,051	12,131	11,800

Non-interest income:
Fees and service charges	1,360	1,271	3,851	3,625
Gains on sales of loans, net	1,626	841	4,255	1,923
Bank owned life insurance	103	149	393	443
Other	126	120	416	535
Total non-interest income	3,215	2,381	8,915	6,526

Investment securities:
Net impairment losses	-	(19)	(63)	(19)
Gains on sales of investment securities	-	186	359	186
Investment securities gains, net	-	167	296	167

Non-interest expense:
Compensation and benefits	2,457	2,338	7,265	7,009
Occupancy and equipment	771	755	2,254	2,183
Professional fees	281	159	848	1,190
Amortization of intangibles	481	190	907	551
Data processing	213	187	631	564
Advertising	121	128	363	425
Federal deposit insurance premiums	80	75	262	367
Foreclosure and real estate owned expense	60	20	89	84
Other	804	821	2,508	2,358
Total non-interest expense	5,268	4,673	15,127	14,731

Earnings before income taxes	1,472	1,926	6,215	3,762
Income tax expense	267	437	1,465	573
Net earnings	$1,205	$1,489	$4,750	$3,189

Net earnings per share (1)
Basic	$0.43	$0.54	$1.71	$1.15
Diluted	0.43	0.54	1.70	1.15

Shares outstanding at end of period (1)	2,783,380	2,780,453	2,783,380	2,780,453

Weighted average common shares outstanding - basic (1)	2,783,271	2,780,453	2,783,054	2,776,578
Weighted average common shares outstanding - diluted (1)	2,807,324	2,781,053	2,801,717	2,777,225

OTHER DATA (unaudited):
Return on average assets (2)	0.74%	1.02%	1.00%	0.74%
Return on average equity (2)	7.69%	10.35%	10.40%	7.67%
Net interest margin (2) (3)	3.35%	3.77%	3.49%	3.79%

(1) Share and per share values at or for the periods ended September 30, 2011 have been adjusted to give effect to the 5% stock dividend paid during December 2011.

(2) Information for the three and nine months ended September 30 is annualized.

(3) Net interest margin is presented on a fully tax equivalent basis, using a 34% federal tax rate.